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Exhibit 10.26

Compensation of Directors

        Stock Option Grants.    In January 2006, our board of directors adopted, subject to stockholder approval, our 2006 equity incentive plan, which we refer to below as our incentive plan. In conjunction with the adoption of the incentive plan, and subject to stockholder approval, our board of directors granted options to purchase 30,000 shares of common stock to each non-employee director, totaling 180,000 shares in aggregate. Stockholders approved our incentive plan and the grant on April 4, 2006. Under the incentive plan, our non-employee directors are eligible to receive automatic and discretionary grants of options to purchase our common stock. All such options are to be exercisable at an exercise price equal to the fair market value of the common stock on the date of grant and are subject to vesting.

        We automatically grant options to purchase 1,500 shares of common stock to each non-employee director who either is elected or reelected as a member of our board of directors at an annual meeting of stockholders or otherwise appointed as a member of our board of directors in accordance with our bylaws. Similarly, non-employee directors who continue service as a member of our board of directors after an annual meeting of stockholders at which such individual is not subject to re-election also receive such a grant. In each case, the automatic grant occurs on the business day next following each such annual meeting or appointment.

        Non-employee directors who serve as the chairs of our committees receive an additional automatic grant of stock options each year. Specifically, we automatically grant options to purchase 1,500 shares of common stock to the chairs of the audit, compensation, nominating and corporate governance and research and development committees of our board of directors, effective on the business day next following our annual meeting of stockholders.

        Non-employee directors who serve on our research and development committee receive an automatic grant to purchase 1,000 shares of common stock upon their initial appointment to the committee. Non-employee directors who continue to serve on the committee after an annual meeting of stockholders automatically receive an additional grant to purchase 450 shares of common stock.

        Other Compensation.    We pay to non-employee directors $3,000 for each regular board of directors meeting and $500 for each special board of directors meeting attended. In addition, we pay directors serving on committees of our board of directors (other than the research and development committee) for attendance at each committee meeting as follows: $1,000 for the committee chair and $500 for non-chair committee members. We pay members of the research and development committee $2,500 for attendance at research and development committee meetings that are not held concurrently with regularly scheduled meetings of our board of directors. We also reimburse directors for costs incurred in attending meetings of our board of directors and its committees. We pay non-employee directors an annual retainer of $10,000, payable quarterly, the chair of the audit committee an additional annual retainer of $10,000, and the co-chairs of the research and development committee an additional annual retainers $40,000 per year.

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Compensation of Directors